Exhibit 99.1

NEWS

NEWS

NEWS

4 Parkway North, Suite 400

Deerfield, IL  60015

www.cfindustries.com

Contact:        Dan Swenson

Senior Director, Investor Relations & Corporate Communications

847-405-2515 — dswenson@cfindustries.com

CF Industries Holdings, Inc. Announces Agreement to Acquire Viterra’s Interests in Canadian Fertilizers Limited.

DEERFIELD, Ill.—(BUSINESS WIRE)—Aug. 2, 2012— CF Industries Holdings, Inc. (NYSE: CF) announced today that it has entered into a definitive agreement with Glencore International plc to acquire the interests in Canadian Fertilizers Limited (CFL) currently owned by Viterra, Inc. for total cash consideration of C$915 million, subject to certain adjustments. CFL owns the largest nitrogen fertilizer complex in Canada, located in Medicine Hat, Alberta.

“We are pleased to announce this agreement to acquire Viterra’s interests in CFL,” commented Stephen R. Wilson, chairman and chief executive officer, CF Industries Holdings, Inc. “This acquisition is a low-risk expansion of our nitrogen supply capability, as we have operated the complex for over 35 years. It will add approximately 425,000 gross tons of ammonia and 275,000 tons of urea per year to our nitrogen production capacity in a region with low natural gas costs. This transaction demonstrates our commitment to deploy capital effectively and efficiently.”

In March of 2012, Glencore announced the execution of a definitive agreement to acquire all of the outstanding shares of Viterra. Pursuant to the agreement between CF Industries and Glencore, the interests in CFL being acquired by CF Industries consist of 34% of CFL’s outstanding preferred and common stock and a product purchase agreement. As a result of the transaction and subject to the product purchase agreements with CFL, CF Industries will be entitled to purchase 100% of CFL’s ammonia and urea production.

The Medicine Hat complex has two ammonia plants with 1,250,000 tons of production capacity and a urea plant with 810,000 tons of production capacity. CFL’s results are currently included in CF Industries’ financial statements as a consolidated variable interest entity. The completion of the transaction is subject to the closing of Glencore’s acquisition of Viterra, receipt of regulatory approvals in Canada and other terms and conditions in the definitive purchase agreement.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., through its subsidiaries, is a global leader in nitrogen and phosphate fertilizer manufacturing and distribution, serving both agricultural and industrial customers. CF Industries, headquartered in Deerfield, Illinois, operates world-class nitrogen fertilizer manufacturing complexes in the central United States and Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes fertilizer products through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States. The company also owns 50 percent interests in GrowHow UK Limited, a fertilizer manufacturer in the United Kingdom; an ammonia facility in The Republic of Trinidad and Tobago; and KEYTRADE AG, a global fertilizer trading organization headquartered near Zurich, Switzerland. CF Industries routinely posts investor announcements and additional information on the company’s Web site at http://www.cfindustries.com and encourages those interested in the company to check there frequently.

Safe Harbor Statement

All statements in this communication, other than those relating to historical facts, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Important factors that could cause actual results to differ materially from our expectations include, among others: the completion of the CFL transaction as contemplated; the volatile cost of natural gas in the areas where our production facilities are principally located; the cyclical nature of our business and the agricultural sector; the global commodity nature of our fertilizer products, the impact of global supply and demand on our selling prices, and the intense global competition in the consolidating markets in which we operate; conditions in the U.S. agricultural industry; reliance on third party transportation providers; our ability to implement a new enterprise resource planning system and complete other system integration activities; weather conditions; risks associated with expansion of our business, including unanticipated adverse consequences and the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our potential inability to obtain or maintain required permits and governmental approvals or to meet financial assurance requirements; future regulatory restrictions and requirements related to greenhouse gas emissions and climate change; our inability to predict seasonal demand for our products accurately; the impact of changing market conditions on our forward sales programs; risks involving derivatives and the effectiveness of our risk measurement and hedging activities; the reliance of our operations on a limited number of key facilities and the significant risks and hazards against which we may not be fully insured; risks associated with joint ventures; acts of terrorism and regulations to combat terrorism; difficulties in securing the supply and delivery of raw materials we use and increases in their costs; risks associated with international operations; the concentration of our sales with certain large customers; losses on our investments in securities; deterioration of global market and economic conditions; our substantial indebtedness; and loss of key members of management and professional staff. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the CF Industries Web site. Forward-looking statements are given only as of the date of this release and we disclaim any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.